Exhibit 4.8

STRICTLY PRIVATE AND CONFIDENTIAL

Marconi Corporation plc

34 Grosvenor Square

London WIK 2HD

Telephone: +44 (0) 207 493 8484

Fax: +44(0)20 7491 0708

Web site: www.marconi.com

Monday, 27th September 2004

HSBC Bank plc

Corporate Trust and Loan Agency

Corporate, Investment Banking and Markets

Level 24

8 Canada Square

London E14 5HQ

Attention: Mr C Merrett

Dear Sirs,

£50,000,000 Committed Multicurrency Revolving Facility Agreement dated 27th March 2003 between Marconi Corporation plc (the “Company”), Marconi Bonding Limited (the “Applicant”) the financial institutions referred to therein as Original Issuing Banks and Original Banks and the various Marconi companies listed therein (the “Original Indemnifying Companies”) (the “Bonding Facility Agreement”)

We are writing to you in your capacity as Agent and Security Trustee under the Bonding Facility Agreement

The current Availability Period of the Bonding Facility Agreement is due to expire on 18 November 2004. In accordance with clause 2.3 of the Bonding Facility Agreement, the Company hereby requests that you obtain the approval of the Banks (as defined in the Bonding Facility Agreement) to extend the Availability Period of the Bonding Facility Agreement to 18 November 2005.

The Company also hereby requests that you grant your consent to the waiver of the information requirements contained in Clause 21.1 of the Bonding Facility Agreement (and pursuant to Section 4.20 of the Senior Notes Indenture) for the remainder of the Bonding Facility Agreement, following the repayment of the Junior Notes by the Company on 8th March 2004 and the repayment of the Senior Notes by the Company on 1st September 2004.

Yours faithfully,

[ILLEGIBLE]

For and on behalf of
Marconi Corporation plc

Marconi Corporation plc

Registered in England No. 67307

Registered Office: PO Box 53, New Century Park, Coventry CV3 IHJ